Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL TO PRESENT AT THE RAYMOND JAMES 39TH ANNUAL INSTITUTIONAL INVESTORS CONFERENCE

MIDLAND, Texas, March 1, 2018/PRNewswire/—Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”), is scheduled to present at the 39th Annual Institutional Investors Conference hosted by Raymond James on Monday, March 5, in Orlando, Florida, beginning at 4:35 p.m. Eastern Time. A live webcast of Mr. Jumper’s presentation can be accessed at www.dawson3d.com by clicking on the Investor Relations link and will be archived on the Company’s web site for 30 days. The live presentation will also be available and archived for seven days at http://wsw.com/webcast/rj108/dwsn/.  A copy of the presentation materials may be accessed at www.dawson3d.com by clicking on the Investor Relations link or by contacting the Company’s executive offices at 1-800-332-9766.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 13, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.